UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 5, 2008

_____________INverso Corp._____________

(Name of Small Business Issuer in its charter)

Delaware	000-50898	34-1996527
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

155 Revere Drive, Suite 10

Northbrook, IL 60062

(Address of principal executive offices) (Zip Code)

Issuer’s telephone number (847) 291-7711_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

MULTIPLE ITEMS:

    Entry into a Material Definitive Agreement.

2.01 Completion of Acquisition or Disposition of Assets.

3.02 Unregistered Sale of Equity Securities.

INverso Corp. and Genesi, Inc., an Illinois corporation, have signed a Share Exchange Agreement on August 5, 2008, under which Genesi, Inc. now owns 59% of the issued and outstanding shares of common stock of Inverso Corp. and INverso Corp. owns 50% of Genesi, Inc.

Genesi, Inc. was organized to become a business development company. Genesi has spent the past eighteen months getting to know the specifics of business development companies and the legal parameters of which they operate. Genesi also paid certain bills of INverso, which helped INverso to pursue its business plan. Genesi has also cultivated a relationship with a potential candidate for the services of the business development company, which it will refer to INverso. INverso Corp. issued 19,148,458 shares common stock to Genesi, Inc. in exchange for 71,565 shares of Genesi, Inc. common stock.

The amount of consideration given up by each party is equivalent to $71,565 and was determined as follows. Genesi previously issued all of its outstanding shares for $1.00 per share, which multiplied by 71,565 shares, gives the $71,565 value. All shares that INverso has issued since September of 2006 have been for $0.003737391 per share, which multiplied by 19,148,458 gives the equivalent $71,565 value.

Genesi, Inc. is a company incorporated by Randall S. Goulding, the Chief Executive Officer and Chairman of INverso, Corp. The three shareholders of Genesi, Inc. include the Nutmeg Mercury Fund, LLLP, a Minnesota Limited Liability Limited Partnership, Nutmeg Patriot Fund, LLLP, an Illinois Limited Liability Limited Partnership and The Nutmeg Group, LLC, a Minnesota Limited Liability Company. All of these entities are managed and controlled by Randall S. Goulding.

Section 9 – Financial Statements and Exhibits:

Item 9.01 Financial Statements and Exhibits

Exhibit 1.1 – Share exchange agreement.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INverso Corp.

(Registrant)

Date: August 11, 2008 By: /s/ RANDALL S. GOULDING

Title: Chief Executive Officer

Chief Financial Officer

Director